Exhibit 10.102

Confidential and Proprietary
Apollo EPF Advisors III, L.P.
Award Letter

______________, 20__

Name of Carry Plan Participant
Address of Carry Plan Participant

Dear _________:
Reference is made to the limited partnership agreement of Apollo EPF Advisors III, L.P. dated December 15, 2017 (as the same may be amended, restated, modified or supplemented from time to time, the “Carry Plan LPA”). Capitalized terms not defined herein have the meanings set forth in the Carry Plan LPA.
This letter is your “Award Letter” as defined in the Carry Plan LPA.
Your Initial Point Award
You are being granted [●] LoF Points and [●] [year] VY Points on the terms set forth in this Award Letter and the Carry Plan LPA. Your Points will not be reduced (or otherwise be subject to dilution) except (i) as a result of becoming a Retired Partner as described below under “Effect of Retirement on Points; Vesting Terms,” (ii) as described below under “Dilution,” or (iii) as otherwise provided in Section 7.1(b)(ii) (relating to your default in your capital commitment with respect to EPF III) or Section 7.1(g) (relating to Portfolio Investment Distributions) of the Carry Plan LPA.
For any Vintage Year, the maximum aggregate number of VY Points plus LoF Points outstanding after giving effect to any Point award will not exceed [●].
Effect of Retirement on Points; Vesting Terms
As of the date that you become a Retired Partner, your Points will be reduced automatically to (a) zero if your retirement is the consequence of a Bad Act and (b) otherwise, an amount equal to your Vested Points calculated as of that date. The General Partner may (but has no obligation to) agree to a lesser reduction (or to no reduction) of your Points or a later effective date.
The term “Bad Act” has the meaning set forth in Annex A hereto.
The term “Vesting Percentage” as applied to you means, as of the date you become a Retired Partner:

(a)    if such retirement occurred other than as a result of death or Disability, a fraction (expressed as a percentage) equal to [●], and
(b)    if such retirement occurred as a result of death or Disability, a fraction (expressed as a percentage) equal to [●].
The term “Vested Points” means the sum of the following products with respect to all of your Points held as of the date you became a Retired Partner: (i) the number of such Points of the same class that have the same Vesting Commencement Date multiplied by (ii) the Vesting Percentage applicable to such Points as of the date you became a Retired Partner.
The term “Vesting Commencement Date” means, unless otherwise specified in connection with a future award:
(i)    for LoF Points, (a) [●], in the case of your initial LoF Point award set forth above, and (b) the applicable award date in the case of any additional Points that may be awarded to you in the future, and
(ii)    for VY Points, (a) [●], in the case of your [year] VY Point award set forth above, and (b) the commencement of the applicable Vintage Year in the case of any VY Points that may be awarded to you in the future.
Dilution
VY Points generally are not subject to dilution or reduction except upon separation as contemplated by the vesting provisions.
Except upon separation as contemplated by the vesting provisions, the number of LoF Points allocated to you may be reduced as a consequence of an allocation of Points to another Partner only if all of the following conditions are satisfied:
(1)    The allocation of LoF Points is to be made to a Person who is (or will become at the time of the Point allocation) a Team Member.
(2)    Team Members will hold a number of Pro Forma Points (as defined below) in the aggregate that is greater than the Reserved Team Points.
(3)    After giving effect to any reduction in your LoF Points, you will have at least [●] Pro Forma Points (or, if you are a Retired Partner at the time of the proposed reduction, the product of [●] multiplied by the applicable Vesting Percentage at the time of Retirement).
(4)    The Commitment Period has not expired.
(5)    The reduction in your LoF Points shall not exceed a x b, where:

a =    the excess of the number of LoF Points described in clause (1), above, over the number, determined before such allocation, of Reserved Team Points that are not held by Team Members (“Applicable Points”).
b =    a fraction equal to the number of Pro Forma Points that you held immediately prior to such reduction divided by the sum of (i) the aggregate number of Pro Forma Points that were held immediately prior to such reduction by all Team Members whose LoF Points are to be reduced plus (ii) the aggregate number of Pro Forma Points that were held by APH and the Founder Partners immediately prior to such reduction plus (iii) the aggregate number of Pro Forma Points that were held by any other Limited Partner who had more than [●] Pro Forma Points at such time.
If, as a result of the formula described in clause (5) above, your Pro Forma Points would be reduced to below [●], your LoF Points shall be reduced such that your Pro Forma Points equal [●] and the balance of the LoF Points that would otherwise have reduced your LoF Points shall instead be treated as Applicable Points. The same principle shall apply to any other Limited Partner, other than APH or a Founder Partner, whose Pro Forma Points would otherwise be reduced to below [●].
Subject to the limitations set forth above, in lieu of permitted dilution, a portion of your LoF Points may be converted to VY Points for future years in connection with an award of VY Points to other Team Members for the current year.
The term “Founder Partner” means each of Leon Black, Joshua Harris, Marc Rowan and any Limited Partner that holds Points by reason of being a Related Party of one of the foregoing individuals.
The term “Pro Forma Points” means for any Partner at any time the sum of (i) such Partner’s LoF Points plus (ii) the arithmetic average of such Partner’s VY Points with respect to each of the Vintage Years during which such person was a Partner (but not a Retired Partner).
The term “Reserved Team Points” means [●].
The term “Team Member” means (i) a natural person who provides substantial services to the European principal finance business of AGM or its Affiliates, (ii) a natural person who, following the date hereof, becomes a Retired Partner and who, on or following the date hereof, held Points in his capacity as a Team Member, or (iii) a Related Party of any of the foregoing. Notwithstanding the foregoing, none of the Founder Partners shall be considered a Team Member.
Restoration of LoF Point Reductions
If, at a time when any of your LoF Points have been reduced pursuant to “Dilution” above and not fully restored, any LoF Points of any other Team Member become available for reallocation as a result of such other Team Member’s becoming a Retired Partner, such available

LoF Points shall be reallocated, on a pro rata basis, among (i) you and all other Team Members having any such unrestored LoF Points, (ii) APH and the Founder Partners and (iii) any other Limited Partner whose LoF Points were reduced, until all such reduced LoF Points have been fully restored to you.
For this purpose, “pro rata” with respect to you means a/b, where:
a =    all reduction amounts previously applicable to you pursuant to “Dilution” above, net of all amounts previously restored to you.
b =    the aggregate of all such net unrestored reduction amounts for all Team Members, APH and the Founder Partners taking into account only reductions incurred as a consequence of Point allocations to Team Members, excluding reductions of APH’s Points that increased the number of Reserved Team Points then allocated to Team Members.
If a reduction occurred prior to your retirement and you have any remaining unrestored Points at the time of your retirement, the quantity of such unrestored Points will be adjusted at that time by multiplying such amount by your applicable Vesting Percentage.
After restoration of all previously reduced LoF Points, the General Partner will determine the manner of reallocating any additional LoF Points that become available.
EPF III Capital Commitment; Adjustments for Point Dilution and Retirement
Your required capital commitment to Co-Investors (A) is [$●] (the “Required Commitment”).
If (a) you become a Retired Partner for a reason other than an election to resign from employment by or service to AGM or an Affiliate or involuntary termination of employment or service by reason of a Bad Act and (b) your LoF Points are reduced upon retirement, upon your request and subject to your delivery of a release in favor of AGM and its Affiliates of all rights and claims to the maximum extent permitted by law, other than those related to your Vested Points (or other surviving post-separation contractual rights relating to carry plans and co-investments) in a form prescribed by the General Partner, the General Partner shall arrange for your Required Commitment to be reduced to an amount that is proportionate to your Vested LoF Points. Otherwise, if your Points are reduced upon retirement, the General Partner may, but shall not be required to, arrange for your Required Commitment to be reduced to an amount that is proportionate to your Vested Points. Any compulsory or discretionary decrease in the proportionate capital commitment to Co-Investors (A) will apply only to new Portfolio Investments of the Fund made on or after the date the General Partner arranges for such decreased commitment. Such decreased commitment shall not apply to any additional investments relating to a Portfolio Investment made prior to the date the General Partner arranges for such decreased commitment. Your Required Commitment to Co-Investors (A) shall not be otherwise reduced or released as a result of you becoming a Retired Partner.

If your LoF Points are reduced pursuant to “Dilution” above in an aggregate cumulative amount of at least [●] of the highest number of LoF Points held by you at any time, the General Partner will arrange for your capital commitment to Co-Investors (A) to be reduced to an amount that is proportionate to your LoF Points; provided, that if your LoF Points are subsequently increased pursuant to “Restoration of Point Reductions” above, the General Partner will arrange for your capital commitment to Co-Investors (A) to be increased to an amount that is proportionate to your LoF Points.
Corporate Clawback Policy
To the extent mandated by applicable law and/or as set forth in a written clawback policy, amounts distributed in respect of Points may be subject to such policy solely, unless otherwise required by law, to the extent such policy was in effect as of the date the applicable Points were awarded.
Tax Elections
UK tax election [FOR UK EMPLOYEES ONLY]: Your Points will be treated as a restricted security for employment income tax. To reduce the risk that an employment income tax and national insurance charge will arise on their vesting or disposal, you are required to make an election (“the Section 431 Election”) to disregard all of the restrictions for employment tax purposes. Please sign and return the accompanying Section 431 Election within 14 days.
US Tax Election [FOR US INDIVIDUALS ONLY]: A Section 83(b) election should be made within 30 days of receiving Points. See the accompanying election form and instructions.
Miscellaneous
This Award Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. This Award Letter is binding on and enforceable against the General Partner, the Partnership and you. This Award Letter may be amended only with the consent of each party hereto; provided, however, that any amendment that will apply generally to all current Team Members may be adopted in accordance with the provisions of the Carry Plan LPA relating to amendments. The Partnership or the General Partner may provide copies of this Award Letter to other Persons. This Award Letter may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.
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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the Participant Execution Page accompanying this Award Letter.

Very truly yours,

APOLLO EPF ADVISORS III, L.P.

By:    Apollo EPF III Capital Management, LLC,
    its general partner

By:
    Name:
    Title:    Vice President

APOLLO EPF III CAPITAL MANAGEMENT, LLC

By:
    Name:
    Title:    Vice President